Exhibit 99.2
June 2, 2009
Aneel Bhusri
Chairman of the Board of Directors
Data Domain, Inc.
2421 Mission College Boulevard
Santa Clara, CA 95054
Dear Aneel:
On behalf of NetApp, I am pleased to reiterate our continued interest and enthusiasm for a potential combination of Data Domain and NetApp. As you know, we believe that a combination has the potential to create a combined company that is unparalleled in its position to add real value for our customers by solving their storage efficiency needs.
In light of EMC’s recently announced unsolicited proposal to acquire Data Domain, we would like to propose a revised transaction between NetApp and Data Domain which we believe offers Data Domain’s stockholders a superior combination of risk-adjusted value and transaction certainty than EMC’s unsolicited acquisition proposal.
Pursuant to the terms of the attached amendment to our existing Agreement and Plan of Merger (the “Merger Agreement”), we are proposing to revise the Merger Agreement to deliver $30 per share in total value to Data Domain stockholders, consisting of $16.45 per share in cash (before any adjustments described in Sections 2.7(b)(i) and 2.7(b)(ii) of the Merger Agreement) and $13.55 per share in NetApp stock based on NetApp’s closing share price on June 2, 2009 of $19.34. As with the terms of our existing Merger Agreement, our amended Merger Agreement would include a 10% symmetrical collar, centered on a midpoint derived from NetApp’s closing share price of $19.34. Accordingly, the exchange ratio for the stock component of the merger consideration set forth in the amended Merger Agreement would be equal to (i) 0.7783 shares of NetApp common stock if the “Closing Average” (as defined in the Merger Agreement) is less than $17.41, (ii) 0.6370 shares of NetApp common stock if the “Closing Average” is greater than $21.27, and (iii) that fraction of a share of NetApp common stock equal to the quotient obtained by dividing $13.55 by the “Closing Average”, if the “Closing Average” is (A) less than or equal to $21.27 and (B) greater than or equal to $17.41. In order to maximize deal certainty, NetApp would expect to use cash to settle the low end of the collar. Under the terms of our proposal, all other terms of the amended Merger Agreement would remain unchanged from those set forth in the existing Merger Agreement.

We believe this proposal offers Data Domain stockholders more compelling risk-adjusted value than EMC’s current acquisition proposal for several reasons. First, it offers a combination of value certainty — through the cash and the collar — coupled with the potential for long-term value upside through the ongoing ownership of NetApp stock. Second, the stock portion of the transaction consideration is expected to be tax-free to Data Domain stockholders. And third and potentially most important, we believe that a combination of Data Domain and NetApp offers clearly superior transaction certainty. Unlike a combination of Data Domain and EMC, which has substantial product overlap and which we believe will face significant regulatory challenges, a combination of Data Domain and NetApp has no meaningful regulatory risk.
We look forward to discussing the terms of this proposal in greater detail at your earliest convenience. For your convenience and to express the sincerity of our intent, we have included a signed copy of our proposed amendment to the Merger Agreement. We note, however, that this proposal and the Merger Agreement amendment attached hereto are non-binding and we reserve the right to withdraw this proposal and the Merger Agreement amendment at any time unless and until the signed copy of the Merger Agreement amendment attached hereto is counter-signed by Data Domain and returned to us without any revisions thereto. Any purported revisions to the attached Merger Agreement amendment shall not be accepted by us and shall be considered void, notwithstanding the execution thereof by Data Domain.
Sincerely,
Steven Gomo